Exhibit 99.01

PRESS RELEASE

For Immediate Release

Bank of the Carolinas Corporation Reports

Third Quarter Financial Results

MOCKSVILLE, NORTH CAROLINA, November 5, 2009 - - - Bank of the Carolinas Corporation (Nasdaq: BCAR) reported today financial results for the three and nine month periods ended September 30, 2009.

For the three month period ended September 30, 2009, the Company reported net income of $782,000, as compared to a net loss of $2,720,000 in the third quarter of 2008. Net income available to common shareholders for the three months ended September 30, 2009 was $470,000, or $.12 per diluted share, compared to a net loss of $.69 per common share in the 2008 quarter.

For the nine month period ended September 30, 2009, the Company reported a net loss of $1,352,000 compared to a net loss of $2,984,000 for the same period of 2008. The net loss available to common shareholders for the nine month period of 2009 was $1,763,000, or $.45 per common share compared to a net loss of $.76 per share incurred during the first nine months of 2008.

While the Company continues to be negatively affected by the economic downturn, the third quarter of 2009 was the most profitable since the third quarter of 2007. Improved interest margins from lower funding costs, gains from sales of securities and moderating provisions for loan losses were mainly responsible for the improvement in the 2009 periods’ results as compared to 2008.

Net interest income, the Company’s most significant source of revenue, totaled $4.1 million in the third quarter of 2009, a 36.1% increase from the 2008 quarter. For the first nine months of 2009 net interest income was $10.3 million, a 9.4% increase from the comparable period of 2008. These positive results were due to increased interest margins principally brought about by reduced cost of interest-bearing deposits.

As the result of the resolution of several large nonaccrual loans during the third quarter of 2009, the Company’s nonperforming assets decreased by $6.3 million, or 28.8%, and totaled $15.5 million, or 2.33% of total assets, at September 30, 2009. In comparison, non-performing assets at September 30, 2008 were $15.1 million, or 2.64% of total assets.

The provision for loan losses totaled $1,046,000 for the quarter ended September 30, 2009, a reduction of 66.8% from the provision of $3,150,000 for the third quarter of 2008. For the nine-month period of 2009 the loan loss provision totaled $2,466,000, a 41.9% decline from the $4,245,000 provision recorded in the previous year. The allowance for loan losses was 1.58% of total loans as of September 30, 2009, and year-to-date annualized net charge-offs were .85% of average loans outstanding. While the level of nonperforming assets has declined and credit losses have abated from 2008, we and the banking industry as a whole, continue to face credit challenges. As always, we remain committed to helping our customers weather the current economic storm to the best of our ability while being aggressive in identifying troubled assets in our portfolio.

Non-interest expenses totaled $3,846,000 for the third quarter of 2009, a decrease of 7.1% from the comparable quarter of 2008. For the nine months ended September 30, 2009 noninterest expenses were $12,817,000, an increase of 18.5% from the same nine month period of 2008. The most significant drivers in the cost increase for the nine-month period were substantially higher costs related to foreclosed real estate and an increase in FDIC insurance expense due to the increased assessment rate levied on all banks this year. Non-interest income, exclusive of securities gains, remained relatively flat for the three and nine month periods.

Total assets at September 30, 2009 amounted to $664.1 million, an increase of 16.3% when compared to the $570.9 million as of September 30, 2008. Loans totaled $391.6 million, a decline of 3.8% from a year earlier, while deposits grew 20.5% over the prior year to $545.2 million. The Company continues to be well-capitalized with a Tier 1 Leverage Ratio of 7.73%, a Tier 1 capital to risk-weighted assets ratio of 11.22% and a Total Capital to risk-weighted assets ratio of 13.05% at the end of the third quarter of 2009.

Bank of the Carolinas Corporation is the holding company for Bank of the Carolinas, a North Carolina chartered bank headquartered in Mocksville, NC with offices in Advance, Asheboro, Cleveland, Concord, Harrisburg, King, Landis, Lexington and Winston-Salem. Common stock of the Company is traded on the NASDAQ Global Market under the symbol BCAR.

For further information contact:

Michelle L. Clodfelter

Principal Financial Officer

Bank of the Carolinas

(336) 998-1799 x 207

DISCLOSURES ABOUT FORWARD LOOKING STATEMENTS

This press release may contain statements relating to our financial condition, results of operations, plans, strategies, trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts. Those statements, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of our management about future events. Forward-looking information is inherently subject to risks and uncertainties, and our actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in our Annual Report on Form 10-K and in other documents we file with the Securities and Exchange Commission from time to time. Copies of those reports are available directly through the Commission’s website at www.sec.gov. Other factors that could influence the accuracy of forward-looking statements include, but are not limited to, (a) pressures on the earnings, capital and liquidity of financial institutions resulting from current and future adverse conditions in the credit and equity markets and the banking industry in general; (b) changes in competitive pressures among depository and other financial institutions or in our ability to compete successfully against the larger financial institutions in our banking markets; (c) the financial success or changing strategies of our customers; (d) actions of government regulators, or changes in laws, regulations or accounting standards, that adversely affect our business; (e) changes in the interest rate environment and the level of market interest rates that reduce our net interest margins and/or the volumes and values of loans we make and securities we hold; (f) changes in general economic or business conditions and real estate values in our banking markets (particularly changes that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of loan collateral); and (g) other developments or changes in our business that we do not expect. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements in this paragraph. We have no obligation, and we do not intend, to update these forward-looking statements.

Bank of the Carolinas Corporation

Consolidated Balance Sheets

(In Thousands Except Share Data)

(unaudited)

	September 30,
	2009	2008
Assets:
Cash and Due from Banks	$44,519	$12,734
Federal Funds Sold and Interest Bearing Deposits with Banks	24,136	10,407
Investment Securities	165,499	106,587
Loans	391,592	406,886
Less, Allowance for Loan Losses	(6,197)	(4,218)

Total Loans, Net	385,395	402,668
Properties and Equipment	14,289	15,245
Other Assets	30,263	23,229

Total Assets	$664,101	$570,870

Liabilities:
Non-interest Bearing Demand Deposits	$38,139	$33,303
Interest Bearing Demand Deposits	31,529	23,076
Money Market Deposits	264,492	175,127
Savings Deposits	11,257	22,259
Time Deposits	199,827	198,831

Total Deposits	545,244	452,596

Federal Home Loan Bank Borrowings	15,000	25,000
Securities Sold Under Repurchase Agreements	46,358	47,369
Subordinated Debt	7,855	7,855
Other Liabilities	1,651	1,750

Total Liabilities	616,108	534,570

Shareholders’ Equity:
Preferred Stock, No Par Value:
Authorized 10,000,000 shares: Issued 13,179 shares (with a liquidation preference of $1,000 per share) at September 30, 2009 and None at September 30, 2008	13,179	-
Discount on Preferred Stock	(1,306)	-
Common Stock, Par Value $5 Per Share:
Authorized 15,000,000 Shares; Issued 3,897,174 Shares at September 30, 2009 and 3,897,174 Shares at September 30, 2008	19,486	19,456
Additional Paid-In Capital	12,972	11,593
Retained Earnings	2,304	4,902
Accumulated Other Comprehensive Income	1,358	349

Total Shareholders’ Equity	47,993	36,300

Total Liabilities and Shareholders’ Equity	$664,101	$570,870

*	Derived from audited information

Bank of the Carolinas Corporation

Consolidated Statements of Income

(In Thousands Except Share and Per Share Data)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008
Interest Income
Interest and Fees on Loans	$5,875	$6,268	$17,904	$19,962
Interest on Securities	1,641	1,202	4,539	2,638
Other Interest Income	13	61	56	181

Total Interest Income	7,529	7,531	22,499	22,781

Interest Expense
Interest on Deposits	2,657	3,764	9,843	11,958
Interest on Borrowed Funds	776	757	2,364	1,418

Total Interest Expense	3,433	4,521	12,207	13,376

Net Interest Income	4,096	3,010	10,292	9,405
Provision for Loan Losses	1,046	3,150	2,466	4,245

Net Interest Income After Provision for
Loan Losses	3,050	(140)	7,826	5,160

Noninterest Income
Customer Service Charges and Fees	368	384	1,019	1,105
Increase in Cash Value of Life Insurance	92	93	272	273
Gains on sales of Securities	1,246	-	1,341	-
Other Income	9	(7)	31	62

Total Other Income	1,715	470	2,663	1,440

Noninterest Expense
Salaries and Benefits	1,611	1,720	4,959	5,329
Occupancy and Equipment	553	502	1,647	1,482
FDIC Insurance Expense	217	80	932	240
Valuation Provisions and Net Operating Costs Associated with Foreclosed Real Estate	297	195	1,759	215
Goodwill Impairment Charge	-	591	-	591
Data Processing Expense	330	217	785	643
Other Noninterest Expense	838	835	2,735	2,312

Total Noninterest Expense	3,846	4,140	12,817	10,812

Income (Loss) Before Income Taxes	919	(3,810)	(2,328)	(4,212)
Provision for Income Taxes	137	(1,090)	(976)	(1,228)

Net Income (Loss)	782	(2,720)	(1,352)	(2,984)
Dividends and Accretion on Preferred Stock	(312)	-	(411)	-

Net Income (Loss) Available to Common Shareholders	$470	$(2,720)	$(1,763)	$(2,984)

Earnings (Loss) Per Common Share:
Basic	$0.12	$(0.69)	$(0.45)	$(0.76)
Diluted	$0.12	$(0.69)	$(0.45)	$(0.76)

Weighted Average Common Shares Outstanding:
Basic	3,897,174	3,936,649	3,893,350	3,941,582
Diluted	3,901,735	3,936,649	3,893,350	3,941,582

Bank of the Carolinas Corporation

Performance Ratios

	As of or for the Nine Months Ended September 30
	2009	2008	Change*
Financial Ratios
Return On Average Assets **	-0.29%	-0.76%	47	BP
Return On Average Common Shareholders’ Equity **	-6.76%	-10.46%	370
Net Interest Margin **	2.43%	2.58%	(15)

Asset Quality Ratios
Net-chargeoffs to Average Loans **	0.85%	1.41%	(56	) BP
Nonperforming Loans To Total Loans	1.79%	1.76%	3
Nonperforming Assets To Total Assets	2.33%	2.64%	(31)
Allowance For Loan Losses To Total Loans	1.58%	1.04%	55

*	BP denotes basis points.
**	Ratio annualized.

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